Exhibit 99
News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Donald J. Swistowicz (630) 875-7460 James M. Roolf (630) 875-7463
TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST REPORTS RECORD FIRST QUARTER RESULTS: 1ST QUARTER UP 18.4%
1ST QUARTER 2002 HIGHLIGHTS:
Record EPS of $.45 vs. $.38 Last Year
Record ROAA of 1.55% vs. 1.36% Last Year
ROAE of 19.4% vs. 17.1% Last Year
Net Interest Margin of 4.32% vs. 3.77% Last Year
Record Efficiency Ratio of 47.3% vs. 51.4% Last Year
Nonperforming Loans Down 9% Linked-Quarter

ITASCA, IL, APRIL 17, 2002 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today reported net income for first quarter ended March 31, 2002 increased to a record $22.1 million, or $.45 per diluted share, as compared to 2001's like quarter of $19.3 million, or $.38 per diluted share, representing an increase of 18.4% on a diluted share basis. Performance for the current quarter resulted in record annualized return on average assets of 1.55% as compared to 1.36% for the like quarter of 2001 and annualized return on average equity of 19.4% as compared to 17.1% for the 2001 quarter. The elimination of goodwill amortization expense resulting from implementation of Financial Accounting Standard #142 (effective January 1, 2002) added $.5 million (after tax) or $.01 per share to first quarter 2002 net income and diluted earnings per share, respectively.

Cash basis diluted earnings (which excludes amortization of goodwill and core deposit intangibles resulting from acquisitions) increased to $.45 per share for first quarter 2002 as compared to 2001's $.39 per share, representing an increase of 15.4%. On a cash basis, the annualized return on average assets (which excludes from average assets goodwill and core deposit intangibles) was 1.57% for first quarter 2002 as compared to 2001's 1.41%, while annualized return on average equity for first quarter 2002 was 19.5% as compared to 2001's 17.7%.

Continued Strong Net Interest Margin

Net interest margin for first quarter 2002 was 4.32%, a 55 basis point improvement over the 3.77% for 2001's like quarter. With the yield curve remaining steep through first quarter 2002, net interest margin was stable and essentially unchanged from the 4.33% earned in fourth quarter 2001. Anticipating that the next move in interest rates is likely to be upward, the Company undertook certain steps in first quarter 2002 intended to insulate net interest income against a flattening of the yield curve. These steps included a reduction in liability sensitivity of the balance sheet through the lengthening of liabilities (primarily time deposits) and the move to a more neutral balance sheet position as a result of reinvestment of cash flows from mortgage-backed securities into short maturity securities. Although these strategies have slowed the upward momentum in net interest margin achieved over the last 5 quarters, the Company believes they will stabilize future performance in this key component of the income statement.

Loan Growth and Funding

Total average loans for first quarter 2002 were 3.1% higher than the prior year's like quarter averages with all loan categories except 1-4 family real estate experiencing growth. On a linked-quarter basis, however, loan growth was essentially flat with improvement in the commercial and real estate construction portfolios being offset by decreases in 1-4 family real estate and indirect consumer loans. Nonetheless, it appears that loan growth has stabilized in first quarter 2002 after dropping by 2.2% in fourth quarter 2001 as compared to the third quarter of that year.

Total deposits for first quarter 2002 were basically unchanged from the prior year's like quarter and decreased modestly on a linked-quarter basis, both in terms of period-end and average balances. Wholesale funding increased during first quarter 2002 as a result of a $200 million securities purchase funded with a combination of repurchase agreements and Federal Home Loan Bank advances. This transaction was initiated to take advantage of the historic steepness in the long end of the yield curve during the quarter and is expected to result in a positive spread of approximately 128 basis points.

Noninterest Income and Expense

Excluding net security gains realized in first quarter 2001, total noninterest income was essentially flat for first quarter 2002 as compared to the prior year's like quarter. Continued improvement was seen in service charges on deposit accounts and other income while trust fees and other service charges showed more modest gains. Corporate owned life insurance income decreased by approximately 25% in first quarter 2002 as compared to the prior year's like quarter and by approximately 14% on a linked-quarter basis. The decrease in the 2002 quarter was related to the renegotiation in first quarter 2001 of certain of the underlying insurance contracts through the establishment of a stable value insurance contract enhancement as well as a shortening in the duration of the underlying assets undertaken to provide stability to this income stream. This redeployment into shorter duration assets combined with the accelerated decrease in market interest rates that occurred during the third and fourth quarters of 2001 resulted in the lower level of income being credited on the life insurance assets in 2002's first quarter.

Factoring out the elimination of goodwill amortization expense referred to previously, total noninterest expenses for first quarter 2002 were 3.2% above the prior year's like quarter but decreased 1.3% on a linked-quarter basis. Salaries and benefits increased by approximately 6% in first quarter 2002 over 2001's like quarter due primarily to general salary increases and higher healthcare insurance costs. This increase was offset by decreases in occupancy, equipment and technology costs, with other expenses remaining essentially flat.

As a result of top line revenue growth from net interest income and continued strong cost controls,

the efficiency ratio for first quarter 2002 dropped to a record 47.3% as compared to 51.4% for 2001's like quarter and 49.7% for full year 2001.

Credit Quality

Nonperforming loans continued to improve in first quarter 2002, dropping 9% on a linked-quarter basis and 32% as compared to the like quarter-end a year ago. As a consequence, nonperforming loans declined at March 31, 2002 to .45% of loans from .50% at year-end 2001 and .68% at the end of first quarter 2001. Reflecting further credit quality improvement, loans 90 days or more past due decreased by over $1 million on a linked-quarter basis.

Net charge-offs for first quarter 2002 were .61% of average loans as compared to .39% for the 2001 like quarter but improved from .73% on a linked-quarter basis. Provisions for loan losses fully covered net charge-offs for first quarter 2002 resulting in the ratio of the reserve for loan losses to total loans at quarter-end being maintained at 1.42%, the same level as year-end 2001.

As a consequence of the general improvement in credit quality, the reserve for loan losses at March 31, 2002 represented 313% of nonperforming loans as compared to 202% at the end of 2001's first quarter and 283% at year-end 2001.

Capital Management

The Company continued to repurchase its common stock during first quarter 2002 with approximately 428,000 shares being repurchased at an average price of approximately $28.44 per share. During 2001 approximately 2.6 million shares were repurchased at an average price of $24.80 per share. At March 31, 2002 approximately 1.5 million shares remained under the current 3.1 million share repurchase authorization of August 15, 2001. All share repurchases during first quarter 2002 were effected from general operating funds and at March 31, 2002 the Company continued to have no short or long term debt.

As of March 31, 2002 the Company's Total Risk Based Capital and Tier 1 Risk Based Capitalratios were 11.05% and 9.94%, respectively, compared with the minimum "well capitalized" levels for regulatory purposes of 10% and 6%, respectively. The Company's Tier 1

Leverage Ratio as of such date was 7.45% and exceeded the regulatory minimum range of 3% - 5% required to be considered a "well capitalized" institution. As of March 31, 2002 First Midwest had capital of approximately $45 million in excess of the most restrictive regulatory minimum capital level to be considered a "well capitalized" institution.

Outlook for Balance of 2002

The Company remains cautiously optimistic about its 2002 prospects even as significant economic uncertainties continue, the consequences of September 11th evolve and the recent events in the Middle East unfold. As such, the Company is comfortable with the consensus estimate's implied 11-12% growth in 2002 diluted earnings per share being achieved on a level basis over the remainder of the year. This guidance is qualified by existent uncertainties, consequences and unfolding events as well as unknown factors that could negatively affect performance.

About the Company

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 69 offices located in more than 40 communities primarily in northern Illinois.

* * * *

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, and diluted earnings per share growth rates for 2001, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, changes in accounting principals, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

  Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

  Condensed Consolidated Statements of Condition (1 page)

  Condensed Consolidated Statements of Income (1 page)

  Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated April 17, 2002

Operating Highlights	Quarters Ended
Unaudited	March 31,
(Amounts in thousands except per share data)	2002		2001

Net income	$22,071		$19,324
Diluted earnings per share	$0.45		$0.38
Return on average equity	19.39%		17.06%
Return on average assets	1.55%		1.36%
Net interest margin	4.32%		3.77%
Efficiency ratio	47.26%		51.35%

Balance Sheet Highlights
Unaudited
(Amounts in thousands except per share data)	Mar. 31, 2002		Mar. 31, 2001
Total assets	$5,842,789		$5,770,888
Total loans	3,373,742		3,279,473
Total deposits	4,170,178		4,145,613
Stockholder's equity	446,823		465,491
Book value per share	$9.21		$9.14
Period end shares outstanding	48,534		50,907

Stock Performance Data	Quarters Ended
Unaudited	March 31,
	2002		2001
Market Price:
Quarter End	$29.04		$22.52
High	$29.81		$23.40
Low	$27.01		$20.65

Quarter end price to book value	3.2	x	2.5	x
Quarter end price to consensus estimated 2002 earnings	16.0	x	N/A
Dividends declared per share	$0.17		$0.16

All share and per share data has been adjusted to reflect the 5-for-4 stock split paid in December 2001.

First Midwest Bancorp, Inc.	Press Release Dated April 17, 2002

Condensed Consolidated Statements of Condition
Unaudited	March 31,
(Amounts in thousands)	2002	2001
Assets
Cash and due from banks	$182,559	$186,525
Funds sold and other short-term investments	19,650	12,547
Securities available for sale	1,907,294	1,937,236
Securities held to maturity, at amortized cost	96,956	95,940
Loans	3,373,742	3,279,473
Reserve for loan losses	(47,774)	(45,421)
Net loans	3,325,968	3,234,052
Premises, furniture and equipment	81,625	81,178
Investment in corporate owned life insurance	136,819	129,858
Accrued interest receivable and other assets	91,918	93,552
Total assets	$5,842,789	$5,770,888
Liabilities and Stockholders' Equity
Deposits	$4,170,178	$4,145,613
Borrowed funds	1,174,370	1,099,028
Accrued interest payable and other liabilities	51,418	60,756
Total liabilities	5,395,966	5,305,397
Common stock	569	569
Additional paid-in capital	72,500	77,794
Retained earnings	551,400	499,048
Accumulated other comprehensive (loss) income	(1,129)	4,821
Treasury stock, at cost	(176,517)	(116,741)
Total stockholders' equity	446,823	465,491
Total liabilities and stockholders' equity	$5,842,789	$5,770,888

All share and per share data has been adjusted to reflect the 5-for-4 stock split paid in December 2001

First Midwest Bancorp, Inc.		Press Release Dated April 17, 2002

Condensed Consolidated Statements of Income	Quarters Ended
Unaudited	March 31,
(Amounts in thousands except per share data)	2002	2001
Interest Income
Loans	$56,937	$69,212
Securities	26,844	33,236
Other	162	193
Total interest income	83,943	102,641
Interest Expense
Deposits	22,616	40,117
Borrowed funds	7,080	15,636
Total interest expense	29,696	55,753
Net interest income	54,247	46,888
Provision for Loan Losses	5,055	3,458
Net interest income after provision for loan losses	49,192	43,430
Noninterest Income
Service charges on deposit accounts	5,756	5,492
Trust and investment management fees	2,708	2,673
Other service charges, commissions, and fees	4,293	4,267
Corporate owned life insurance income	1,698	2,268
Securities gains, net	-	704
Other	1,687	1,522
Total noninterest income	16,142	16,926
Noninterest Expense
Salaries and employee benefits	19,559	18,438
Occupancy expenses	3,515	4,114
Equipment expenses	1,882	1,954
Technology and related costs	2,466	2,541
Other	8,214	8,046
Total noninterest expense	35,636	35,093
Income before taxes	29,698	25,263
Income tax expense	7,627	5,939
Net Income	$22,071	$19,324
Diluted Earnings Per Share	$0.45	$0.38
Cash Basis Diluted Earnings Per Share	$0.45	$0.39
Dividends Declared Per Share	$0.17	$0.16
Weighted Average Diluted Shares Outstanding	49,047	51,356

All share and per share data has been adjusted to reflect the 5-for-4 stock split paid in December 2001.

First Midwest Bancorp, Inc.	Press Release Dated March 17, 2002

Selected Quarterly Data
Unaudited		Quarters Ended
(Amounts in thousands except per share data)	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
Net interest income	$54,247	$53,848	$53,279	$50,365	$46,888
Provision for loan losses	5,055	6,313	5,248	4,065	3,458
Noninterest income	16,142	17,433	17,238	17,269	16,926
Noninterest expense	35,636	36,660	36,884	36,719	35,093
Net income	22,071	21,274	21,249	20,291	19,324
Diluted earnings per share	$0.45	$0.43	$0.42	$0.40	$0.38
Return on average equity	19.39%	18.24%	18.57%	17.65%	17.06%
Return on average assets	1.55%	1.47%	1.47%	1.41%	1.36%
Net interest margin	4.32%	4.33%	4.27%	4.04%	3.77%
Efficiency ratio	47.26%	48.08%	48.92%	50.46%	51.35%

Period end shares outstanding	48,534	48,725	49,109	50,112	50,907
Book value per share	$9.21	$9.18	$9.31	$9.03	$9.14
Dividends declared per share	$0.17	$0.17	$0.16	$0.16	$0.16

Cash basis net income(1)	$22,177	$21,923	$21,898	$20,977	$19,990
Cash basis diluted earnings per share	$0.45	$0.45	$0.44	$0.41	$0.39
Return on average equity - cash basis	19.49%	18.80%	19.14%	18.25%	17.65%
Return on average assets - cash basis	1.57%	1.52%	1.52%	1.47%	1.41%

(1) Excludes amortization of goodwill, core deposit premiums, and other intangibles, net of tax.

Asset Quality
Unaudited		Quarters Ended
(Amounts in thousands)	3/31/02	12/31/01	9/30/01	6/30/01	3/31/01
Nonperforming loans	$15,277	$16,847	$21,425	$20,518	$22,453
Foreclosed real estate	4,289	3,630	3,651	2,425	1,246
Loans past due 90 days and still accruing	4,739	5,783	6,117	5,187	5,339
Nonperforming loans to loans	0.45%	0.50%	0.62%	0.61%	0.68%
Nonperforming assets to loans plus foreclosed real estate	0.58%	0.61%	0.73%	0.68%	0.72%
Reserve for loan losses to loans	1.42%	1.42%	1.38%	1.38%	1.39%
Reserve for loan losses to nonperforming loans	313%	283%	223%	228%	202%
Provision for loan losses	$5,055	$6,313	$5,248	$4,065	$3,458
Net loan charge-offs	5,026	6,313	4,208	2,781	3,130
Net loan charge-offs to average loans	0.61%	0.73%	0.49%	0.34%	0.39%

All share and per share data has been adjusted to reflect the 5-for-4 stock split paid in December 2001.